MEMORANDUM
                    NUVEEN TAX-FREE UNIT TRUST, SERIES 1272
                               FILE NO. 333-74462

The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on December 12, 2001, and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including a change in the individual trust constituting the Fund. All references to the Units, prices and related statistical data will apply to the trust of the Fund and the Units thereof individually.

Except for such updating, an effort has been made to set forth below certain of the changes and also to reflect the same by marking the Prospectus transmitted with the Amendment. Also, differences between the Final Prospectus relating to the previous series of the Nuveen Tax-Exempt Unit Trust and the subject Prospectus have been indicated.
FORM S-6

FACING SHEET. The file number and 487 election are now shown.

THE PROSPECTUS

The "Estimated Long-Term Return" and "Estimated Current Return" to Unitholders under the Trust under each of the distribution plans;

Public Offering Price and estimated distributions for the Trust;

The Date of the Deposit;

The size and number of Units of the Trust;

The estimated daily accrual of interest under the plans of distribution for the Trust;

Data regarding the composition of the portfolio of the Trust;

Disclosure regarding the states' economic and legislative matters relevant to investors of state trusts;

Concentrations of issues by purpose in the Trust;

The schedule of investments for the Trust, including the notes thereto;

Descriptions of the opinions of the special tax counsel for state trusts;

The Record Dates and Distribution Dates for interest distributions for the Trust;

The Statement of Condition for the Trust and the Accountant's Report with regard thereto; and

The amount of the Trustee's Fee.

CHAPMAN AND CUTLER

Chicago, Illinois


December 12, 2001